Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals, Inc. to Participate in the
Cowen and Company 34th Annual Healthcare Conference

WALTHAM, MA (February 27, 2014) — AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG) today announced that William Heiden, AMAG’s chief executive officer, will present at the Cowen and Company 34th Annual Healthcare Conference on Monday, March 3, 2014 at 4:10 p.m. ET in Boston. The session will include a company presentation followed by a question and answer session, in which the company’s business and financial outlook, strategy and growth prospects will be discussed.

A live audio webcast of the discussion will be accessible through the Investors section of the company’s website at www.amagpharma.com. Following the conference, the webcast will be archived on the AMAG Pharmaceuticals, Inc. website for 30 days.

About AMAG

AMAG Pharmaceuticals, Inc. is a rapidly growing, specialty pharmaceutical company, supported by a talented  and passionate workforce. AMAG currently markets Feraheme® (ferumoxytol) Injection and MuGard®  Mucoadhesive Oral Wound Rinse in the United States. Along with driving organic growth of its products, AMAG  intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking  complementary products that leverage the company’s commercial footprint and focus on hematology and  oncology centers and hospital infusion centers. The company’s primary goal is to bring to market therapies that  provide clear benefits and improve patients’ lives. For additional company information, please visit  www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc. MuGard is a registered trademark of Access Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. Contact:

Amy Sullivan, 617-498-3303

AMAG Pharmaceuticals, Inc.